Exhibit 5.1

[LeClairRyan letterhead]

May 5, 2010

Union First Market Bankshares Corporation

111 Virginia Street, Suite 200

Richmond, Virginia 23219

Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as counsel to Union First Market Bankshares Corporation, a Virginia corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration and potential offer and resale from time to time by the holders of 35,595 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $10.00 per share, of the Company (the “Series B Preferred Stock”) as more fully described in the Registration Statement.

The Series B Preferred Stock was issued by the Company to the United States Department of the Treasury (the “Treasury”) pursuant to a Merger Side Letter Agreement, dated February 1, 2010 (including the Schedules thereto, the “Letter Agreement”), by and among the Company, First Market Bank, FSB and the Treasury.

In rendering this opinion, we have reviewed (i) the Registration Statement and the prospectus contained therein; (ii) the Articles of Incorporation and Bylaws of the Company, each as amended to date; (iii) the Letter Agreement; (iv) certain resolutions adopted by the Board of Directors of the Company related to the Series B Preferred Stock; and (v) such other instruments, documents, certificates and records as we have deemed necessary or appropriate to enable us to render this opinion (collectively, the “Documents”).

We are relying without any independent investigation thereof upon the truth and accuracy of all statements, covenants, representations and warranties set forth in the Documents.

We have assumed that (i) the Series B Preferred Stock will have been specifically authorized for issuance by the Company’s Board of Directors or an authorized committee thereof; (ii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (iii) all of the Series B Preferred Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement; (iv) all necessary actions are taken by the Company so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (v) the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted as copies; and (vi) the genuineness of all signatures and legal competence of all signatories.

This opinion is limited in all respects to the application of the existing laws of the Commonwealth of Virginia, and to the extent applicable, the existing federal laws of the United States.

Based on and subject to the foregoing, we are of the opinion that any shares of Series B Preferred Stock, when issued and sold in the manner described in the Registration Statement and any applicable prospectus supplement relating thereto, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LeClairRyan, A Professional Corporation

2